Illumina Names Gerald Möller to Board of Directors

SAN DIEGO – July 7, 2010 – Businesswire – Illumina, Inc. (NASDAQ:ILMN) today announced that Gerald Möller, Ph.D., has joined the company’s Board of Directors. Dr. Möller is currently an advisor at HBM Bio Ventures AG, a Swiss investment firm focusing on biotechnology, emerging pharma, medical technology and related industries.

Previously, Dr. Möller spent 23 years at Boehringer Mannheim in Germany, Japan and the US, where he held a number of leadership positions, including president of Decentralized Diagnostics, president of Advanced Diagnostics and Biochemicals, and CEO of Boehringer Mannheim Therapeutics. In 1995 he became CEO of the worldwide Boehringer Mannheim Group. Following that company’s acquisition by Roche, Dr. Möller became head of Global Development and Strategic Marketing, Pharmaceuticals, and a member of the Executive Committee at Hoffmann LaRoche. In addition to Illumina, Dr. Möller sits on several life sciences and diagnostics boards, including Bionostics, Inc., Morphosys AG and Vivacta Ltd. He also is chairman of the Foundation for Innovative New Diagnostics (FIND), a product development and implementation partnership financed in part by the Bill & Melinda Gates Foundation. He holds a Ph.D. in physical chemistry from the University of Kiel in Germany.

“We are delighted to welcome Gerry to the Illumina Board, and excited by the prospect of working with this dynamic and recognized leader in advanced diagnostics,” said Jay Flatley, president and CEO of Illumina. “His perspective and expertise will be invaluable as Illumina pursues its growth strategy at this critical time, when scientific and technological advances are opening new frontiers in genetic research and biomedicine. Gerry’s impressive record of translating visionary science into truly innovative and life-enhancing products will serve us well as we seek to make Illumina a key player in the diagnostics field.”

About Illumina

Illumina (www.illumina.com) is a leading developer, manufacturer, and marketer of life science tools and integrated systems for large-scale analysis of genetic variation and function. We provide innovative sequencing and array-based solutions for genotyping, copy number variation analysis, methylation studies, gene expression profiling, and low-multiplex analysis of DNA, RNA and protein. We also provide tools and services that are fueling advances in consumer genomics and diagnostics. Our technology and products accelerate genetic analysis research and its application, paving the way for molecular medicine and ultimately transforming healthcare.

Investors:
Peter J. Fromen
Sr. Director, Investor Relations
+858-202-4507
pfromen@illumina.com
or
Media:
Wilson Grabill
Sr. Manager, Public Relations
+858-882-6822
wgrabill@illumina.com